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                                                                   EXHIBIT 10.27

                              MANAGEMENT AGREEMENT

         This Agreement (the "Agreement") is effective as of April 17, 2003, (the "Effective Date") by and among VITAL LIVING, INC., a Nevada corporation (or any affiliate of thereof) (collectively "VL"), and CHRISTOPHER'S ORIGINAL FORMULAS, INC., ("COMPANY") a Nevada corporation, and is made with reference to the following facts:

                  A. Company owns and operates a business developing, producing and exploiting vitamins and neutraceuticals and related products (the "Business").

                  B. VL has special expertise and experience in the operation, management and marketing of companies engaged in businesses of the type operated by Company.

                  C. Company desires to engage VL to manage all aspects of the Business and VL has agreed to assume management responsibilities for the operation of the Company for a period of five (5) years (the "Term") subject to the terms and conditions set forth below.

         NOW, THEREFORE, VL and Company agree as follows:

                  1. Definitions. The following terms when used in this Agreement shall have the meaning ascribed to them below:

                  "Company" shall mean CHRISTOPHER'S ORIGINAL FORMULAS, INC. a Nevada corporation.

                  "GAAP" means at any particular time generally accepted accounting principles as in effect at such time. Any accounting term used in this Agreement shall have the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP as consistently applied and using the same method of valuation as used in the preparation of Company's financial statements.

                  "Management Fee" shall mean a fee of $100,000 per month for any 30 days of service during the Term. For the avoidance of doubt, during a partial month, a pro-rata fee shall be paid.

                  "Manager's Reimbursement" shall mean the sum of Manager's Reimbursable Direct Expenses and "Manager's Reimbursable Overhead".

                  "Manager's Reimbursable Overhead" shall mean the sum of all directly identifiable expenses incurred by VL in connection with performing its management duties under this Agreement including, without limitation, brand managers (to the extent not included in Manager's Reimbursable Direct Expenses) and allocable overhead for services such as legal and accounting expenses, which amount shall be no less than $10,000 per month.

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                  "Manager's Reimbursable Direct Expenses" shall include all direct expenses incurred by VL in connection with performing its management duties under this Agreement including, without limitation, costs of goods acquired or produced, payments to third party vendors, marketing costs, all labor costs associated with any personnel employed by VL and dedicated to the Business of Company or allocated to specific activities involving VL's management of the Company, the cost and maintenance of any equipment, supplies and software dedicated to the services rendered by VL hereunder.

                  "VL" shall mean VITAL LIVING, INC., a Nevada corporation.

                  "VL Acquisition" shall mean the acquisition of the Company as contemplated by the VL Letter of Intent.

                  "VL Letter of Intent" means the Letter of Intent, dated February 28, 2003 by and between Company and VL.

                  "VL Recoupable Expenses" shall mean (i) all amounts, including interest, principal and third party fees, as may be outstanding from time to time under the VL Note, and (ii) all sums attributable to Management Reimbursement.

                  "VL Note" shall mean the secured promissory note, dated February 28, 2003 by the Company in favor of VL, as the same may be amended from time to time.

                  "Term" shall mean a period beginning as of the Closing Date and terminating at the earlier to occur of three years from the date hereof or the closing of the VL Acquisition.

         2.       General Management.

                  VL IS hereby engaged by Company to exclusively provide and perform for and on behalf of Company all management services reasonably necessary for the proper and efficient operation of Company and the Business during the Term of this Agreement. Such services shall include, but shall not be limited to, those items set forth in this Section 2 and in Sections 3, 4, 5 and 6 of this Agreement. VL is exclusively authorized to provide and perform for and on behalf of Company all services required of VL pursuant to the terms of this Agreement in such a manner as VL deems reasonable and appropriate in order to meet the day-to-day requirements of the Company and the Business. In performing such services for Company, VL may advance or pay on Company's behalf all necessary or appropriate sums pursuant to this Agreement, including but not limited to Manager's Reimbursement and the Management Fee. VL may subcontract with other persons to perform any part of the services required of VL hereunder. VL hereby accepts such engagement and agrees to furnish to Company all such management services. Company acknowledges that VL shall only be required to spend the hours necessary or appropriate to perform its duties hereunder and shall not be prohibited hereby from undertaking other activities, whether in Company's service area or otherwise. Company will cooperate with VL's business arrangements and will not interfere with VL's efficient management of the day-to-day operations of Company.

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         3.       Bookkeeping and Accounts.

                  VL (or any outside entity which VL shall supervise and direct the performance of) shall supervise and direct the performance of the bookkeeping and accounting services for and on behalf of Company, including but not limited to, maintenance, custody and supervision of all of business records, papers, documents, ledgers, journals and reports, prepare or cause to be prepared federal and state tax filings and all bills and statements for Company; provided, however, it is understood that all such business records, papers and documents are the sole property of Company, and shall be available for inspection by Company at all times. Upon termination of this Agreement all such business records, papers and documents shall be delivered to a party to be jointly designated in writing by VL and Company and while in the custody of such third party VL and Company shall have access thereto for inspection and other business purposes. If VL and Company do not designate a third party custodian by the effective date of termination of this Agreement, VL will serve as such custodian. Company shall provide VL with a complete copy of all such documents, records, and papers at Company's expense upon termination of this Agreement. As more fully provided in Section 11 below, Company and its personal shall cooperate in the creation of any new checking accounts as may be requested by VL in furtherance of this agreement.

         4.       Billing and Collection; Accounts.

                  VL (or any outside entity which VL reasonably believes is necessary), shall supervise and direct the performance of, on behalf of and for Company, the billing and collecting of all amounts due to the Company. It is expressly understood that the extent to which VL will endeavor to collect such charges, the methods of collecting, the settling of disputes with respect to charges and the writing off of charges that may be or appear to be uncollectible shall at all times be within the sole discretion of VL, and that VL does not guarantee the extent to which any charges billed will be collected. Company or its duly authorized agent shall have the right at all reasonable times and upon the giving of reasonable notice to examine, inspect and copy the records of VL pertaining to such fees, charges, billings and collections.

         5.       Marketing and New Products.

                  (a) VL shall be in charge of all marketing and distribution activities concerning Company. VL shall be responsible for all sales activities including determining which products to market, selling prices, target customers, selecting distribution methods and procedures, and advertising activities.

                  (b) The parties further acknowledge and agree that VL shall have the right to select and introduce any new products for inclusion under the Company's label, and Company agrees to indemnify and hold VL harmless relative to any products VL designates for inclusion under the Company's label or does not so include. The Company further agrees that VL shall be free to compete against the Company, and nothing herein shall be construed so as to create an affirmative

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duty or obligation on the part of VL to supply the Company with a new product or products, or any other business or line of business.

                  (c) Company acknowledges that VL has made no representations, either express or implied, as to the relative success of any of VL's activities hereunder.

         6.       Administrative Activities.

                  In addition to the activities described in Section 2, 3, 4 and 5 above, VL shall be responsible for all other administrative functions of the Company including all personnel matters, compensation arrangements with employees of the Company, selecting outside advisors and consultants to the Company, choosing vendors and suppliers, selecting and negotiating banking relationships and all other normal and customary activities associated with operating a business.

         7.       VL's Compensation.

                  (a) Manager's Reimbursement. VL shall be entitled to withdraw for its own benefit from the Company Accounts the Manager's Reimbursements. Manager's Reimbursement shall be calculated and paid on a monthly basis.

                  (b) Management Fee. For its services to Company and for undertaking all of its obligations hereunder to Company, VL shall be paid on a monthly basis an amount equal to the Management Fee, which may be paid on an estimated basis. The Management Fee shall be calculated on a monthly basis at the end of each such period during the Term

         8.       Loans Provided By VL.

                  VL has previously loaned to Company the sum of $40,000 (the "Existing Loan") in accordance with the terms of the VL Note and related security agreement. VL may make additional loans to Company in such amounts and on such terms as Company and VL may agree ("Additional Loans"). Company authorizes VL to use Company funds to repay the Existing Loan and the Additional Loans in accordance with the repayment terms thereof.

         9.       Representations and Warranties of Company.

                  Company makes the following representations and warranties as an inducement to VL to enter into this Agreement and to manage the Business:

                  (a) Organization. Company is a corporation which has been duly incorporated and organized and is validly existing and in good standing under the laws of the State of Nevada with corporate power and authority to own and operate the Business and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where such qualifications is necessary.

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                  (b)      Authority. Company has the legal capability and
authority to enter into and carry out the transactions contemplated by this Agreement. Neither the execution of this Agreement, nor the consummation of the transactions contemplated herein violates, conflicts with or results in, or will violate, conflict with or result in, a breach by Company of the terms, conditions, or provisions, as applicable, of its incorporating documents or by-laws or of any security interest, deed of trust, debt instrument or loan agreement, or any undertaking, to which it is a party or by which it is bound, or any applicable law, regulation, by-law, ordinance or order of any jurisdiction where Company carries on the Business.

                  (c) Legality of Business. Company is conducting the Business in compliance with all applicable laws, rules and regulations and orders relating thereto.

                  (d) Governmental Authorizations. Company holds such licenses, permits, consents, authorizations and orders of such governmental or regulatory authorities as are necessary to carry on the Business and such licenses, permits, consents, authorizations and orders are in full force and effect and have been and are being fully complied with by Company.

                  (e) Proceedings. There are no actions, suits, or proceedings, pending or threatened, before any court or governmental authority or other administrative agency or any administrative officer which, if successful, could adversely affect the Business or Company's right to enter into this Agreement.

                  (f) Executions. There are no judgments or executions of any kind outstanding against Company which affect or could affect the Business.

                  (g) Contracts and Leases. Company is not and but for a requirement that notice be given or that a period of time elapse or both, would not be, in default in any respect under the term of any of the contract, agreement, lease or instrument to which it is a party nor is any other party to any contract, agreement, lease or other instrument respecting the Business in default thereunder.

                  (h) Employees. There are no collective bargaining agreements, employment contracts or consulting agreements in place with any employees. Company believes that there has been a satisfactory relationship with those employees who are engaged in the Business. All obligations of Company, whether arising by operation by law, by contract or by past custom, for payment directly to its employees or sales representatives (including commissions and bonuses) or to trusts or to other funds or to any governmental agency for salary or wages, unemployment compensation benefits, contributions or taxes, social security benefits, vacation and holiday pay, bonuses, deferred compensation and other forms of compensation or any other benefits have been paid with respect to obligations relating to periods prior to the date of this Agreement.

         10.      Covenants of Company.

                  During the Term of this Agreement, Company covenants and agrees with VL as follows:

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                  (a)      To cooperate with VL and follow all directives,
policies, procedures and guideline established by VL relating to the conduct of the business.

                  (b) To deposit into the Company Accounts all funds, in whatever form, received by Company in connection with the Business.

                  (c) Not to incur any debts, enter into any agreements, or incur any expenses, make any commitments relating to the Business, or otherwise incur obligations unless approved by VL or undertaken pursuant to guidelines and procedures established by VL.

                  (d) Not to issue any stock in the Company or rights to acquire any stock, options, warrants, or securities convertible in to the stock of the Company without the prior written consent of VL.

         11.      Company Accounts.

                  A list of each of the Company's operating accounts is attached hereto as Exhibit A ("Company Accounts"). VL shall have the right to designate two employees as a signatory to each of the Company Accounts, whose signature will be required to transfer to disburse funds over $500. Mitchel Feinglas and Stuart Benson are approved as such designees.

         12.      Miscellaneous Authority and Duties of the Parties.

                  Each of the parties agrees to cooperate fully with each other in connection with the performance of their respective obligations under this Agreement, and the parties agree to employ reasonable efforts to resolve any dispute that may arise under or in connection with this Agreement. Subject to VL maintaining the confidentiality of Company's confidential information, Company shall provide to VL full and complete access to Company's premises, and to Company's charts, books, and records, in order that VL can perform its functions hereunder.

                  Notwithstanding any other provisions contained herein, VL shall not be liable to Company, and shall not be deemed to be in default hereunder, for the failure to perform any of VL's obligations to be performed or provided by VL pursuant to this Agreement if such failure is a result of a labor dispute, act of God, or any other event which is beyond the reasonable control of VL.

         13.      Term of Agreement.

                  (a) This Agreement shall remain in effect through the Term unless mutually terminated or terminated as provided herein.

                  (b)      VL may terminate this agreement at any time.

                  (c) Company may terminate this Agreement if, and only if, VL gives written notice that it does not intend to consummate the transaction contemplated by the VL Letter of Intent

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and the amount of the VL Note is repaid in full, and VL shall have received all
VL Recoupable Amounts.

                  (d) Unless otherwise terminated during the Term, or unless either party gives the other party one hundred twenty (120) days advance written notice of its intention not to renew, the Term shall automatically renew for successive one year periods following the expiration of the Term. If either party gives a non-renewal notice, they will meet to discuss whether there is any other basis to continue the relationship.

         14.      Default; Remedies on Default.

                  (a) Except as otherwise provided herein, upon the Default of a party, in addition to all other rights and remedies, the non-defaulting party may terminate this Agreement upon delivery of thirty (30) days prior written notice to the other party. A "Default" shall be deemed to occur as set forth below in Section 14(b).

                  (b) In the event of a party's commitment of a breach of any material term, covenant, or condition of the Agreement ("Material Breach"), no Default may be declared by the non-breaching party and no remedy provided hereunder may be undertaken until the provisions of this paragraph 14 have been complied with fully and in good faith. If the party to whom a notice Material Breach ("Notice of Breach") is delivered fails to respond in writing to said Notice of Breach and fails to cure or to undertake the cure of the alleged Material Breach within thirty (30) days after delivery of the said Notice of Breach, such party shall be deemed to be in Default and the other party may pursue any and all remedies available to such party hereunder. If, however, the party to whom the Notice of Breach is delivered within thirty (30) days after delivery of such Notice of Breach notifies the other party in writing that the Notice of Breach is rejected and that no Material Breach has occurred or (with or without an admission that a Material Breach has occurred) proposes a cure which is not reasonably acceptable to the other party, the parties shall be required to meet and consult with one another and exercise all reasonable efforts to resolve the dispute.

                  (c) The parties agree that during the consultation period they will meet at least monthly and take other reasonable good faith measures to resolve the dispute. If the parties are unable to resolve the dispute within sixty (60) days after either party has delivered written notice to the other of its election to initiate such consultation then, within the following thirty
(30) days, either party may elect to submit the dispute to non-binding mediation.

                  (d) Each party will select a mediator and the two mediators will select a third mediator. Each party will present to the mediators their respective arguments in support of their positions. The parties agree to meet with the mediators and use all reasonable good faith efforts to resolve the dispute through mediation. If the mediators and the parties are unable to resolve the dispute within one hundred twenty (120) days of the appointment of the mediators, the party who delivered the Notice of Breach may, but is not required to, seek whatever remedies are available under California law, including initiating proceedings in law or in equity.

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                  (e)      VL agrees that until such dispute is resolved, or if
not resolved, until the mediation process is completed, whichever first occurs, that VL will continue to provide Company the services as required by this Agreement.

                  (f) The various rights and remedies herein provided shall be cumulative and in addition to any other rights and remedies the parties may be entitled to pursue under applicable NEVADA LAW. The exercise of one or more of such rights or remedies shall not impair the rights of either party to exercise any other right or remedy at law or in equity. Termination of this Agreement shall not release or discharge any party from any obligation, debt or liability which shall have previously accrued, and remain to be performed as of the effective date of termination. THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEVADA, AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. THE PARTIES ACCEPT THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON-CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT.

         15.      Confidential Information and Trade Secrets.

                  Each party hereto recognizes that due to the nature of this Agreement, the other party will have access to information of a proprietary nature owned by VL including, but not limited to, any and all computer programs (whether or not completed or in use) and any and all operating manuals or similar materials, policies and procedures, and methods of doing business developed by the other. Consequently, each party acknowledges and agrees that they respectively have a proprietary interest in all such information and that all such information constitutes confidential and proprietary information and is the trade secret property of each such party. Each party hereby waives any and all right, title and interest in and to such trade secrets and confidential information and agrees to return all copies of such trade secrets and confidential information related thereto to the other, at the other's expense, upon the termination of the Agreement.

                  Each party further acknowledges and agrees that the other is entitled to prevent its competitors from obtaining and utilizing their respective trade secrets and confidential information. Therefore, each party agrees to hold the other party's trade secrets and confidential information in strictest confidence and not to disclose them or allow them to be disclosed, directly or indirectly, to any person or entity other than those persons or entities who are employed by or affiliated with VL or Company, as the case may be, without the prior written consent of the other. Each party shall not, either during the term of this Agreement, or at any time after the expiration or sooner termination of this Agreement, disclose to anyone other than persons or entities who are employed by or affiliated with the other any confidential or proprietary information or trade secret information obtained by either of them, except as otherwise required by law.

                  Each party acknowledges and agrees that a breach of this
Section 15 will result in irreparable harm to the other which cannot be reasonably or adequately compensated in damages, and

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therefore VL shall be entitled to injunctive and/or equitable relief to prevent a breach and to secure enforcement thereof, in addition to any of the relief or award to which such party may be entitled.

         16.      Indemnification.

                  (a) Indemnification of VL. Company shall indemnify, defend and hold harmless VL, its agents, representatives, employees, officers, directors, and representatives from and against any and all losses, liabilities, claims, damages, deficiencies, and expenses including interest; penalties, court costs and reasonable attorneys' fees ("Losses") which may be incurred by or suffered by such persons or entities and which arise out of or result from any breach of any representation, warranty, covenant or agreement of Company contained in this Agreement or which related to the operation of the Business prior to the date hereof, or to the operation of the Business after the date hereof unless arising from VL's gross negligence, willful misconduct or any breach of fiduciary duty.

                  (b) Indemnification of Company. VL shall indemnify, defend and hold harmless Company, its agents, representatives, employees, officers, directors, and representatives from and against any and all Losses which may be incurred by or suffered by such persons or entities relating to the breach by VL of any of its obligations under this Agreement or the gross negligence or intentional misconduct of VL in the performance of its duties hereunder.

         17.      Assignment.

                  This Agreement and the rights and obligations created hereunder shall not be assigned or subcontracted by Company, either voluntarily or by operation of the law, without the express prior written consent of VL. Any assignment without such consent shall be null and void. In addition to its rights to delegate its duties hereunder as set forth above, VL may only assign, transfer, pledge or hypothecate this Agreement and VL's rights, interests and benefits hereunder to any entity which has beneficial ownership of a majority of VL's outstanding equity securities or to any entity in which VL owns such beneficial ownership.

         19.      Governing Law.

                  This Agreement shall be governed by and construed under the laws of the State of Nevada.

         20.      Waiver.

                  The waiver of any covenant, condition or duty hereunder by either party shall not prevent that party from later insisting upon full performance of the same.

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         21.      Amendment.

                  No amendment to the terms of this Agreement shall be binding on any party unless in writing and executed by the duly authorized representatives of each party.

         22.      Entire Agreement.

                  This Agreement constitutes the entire agreement of the parties in connection with the subject matter hereof, and supersedes all prior agreements, whether written or oral, and whether explicit or implicit, which have been entered into before the execution hereof. Should any litigation arise among the parties, no party shall (and each party hereby waives the right to) introduce any parol evidence which would tend to contradict or impeach any of the express written terms, conditions, and covenants of this Agreement.

         23.      Notice.

                  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed or sent by facsimile, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed or telexed or sent by facsimile, or if mailed, two days after the date of mailing, as follows:

If to VL:                           5080 N. 40th Street
                                    Suite 105
                                    Phoenix, AX 85018
                                    Attn: Stuart Benson

With a copy to:                     Kelly Lytton & Vann LLP
                                    1900 Avenue of the Stars, Ste. 1450
                                    Los Angeles, CA 90067
                                    Attn: Bruce P. Vann, Esq.

If to Company:                      Christopher's Original Formulas, Inc.
                                    1195 Spring Creek Place
                                    Springville, UT 84663
                                    Attn: Robert (Butch) Scott

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                           With a copy to:

         25.      Miscellaneous Provisions.

                  (a) Partial Invalidity. If any one or more of the terms, provisions, promises, covenants or conditions of the Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reasons whatsoever by a court of competent jurisdiction, each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

                  (b) Headings, Titles. The headings appearing herein are for convenience and reference only and shall not be deemed to governed, limit, modify or in any manner affect the scope, meaning or intent of the provision of this Agreement.

                  (c) Binding Effect. Subject to the provisions contained herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and upon their respective successors.

                  (d) Covenants and Conditions. Each covenant hereof is a condition, and each condition hereof is as well a covenant by the parties bound thereby unless waived in writing by the parties hereto.

                  (e) Approval and Consent. Whenever in this Agreement an approval or consent is required by one of the parties, the same shall not be unreasonably withheld.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

                                     VITAL LIVING, INC.

                                     By:  ______________________
                                     Its: ______________________

                                     CHRISTOPHER'S ORIGINAL FORMULAS, INC.

                                     By:  ______________________
                                     Its: ______________________

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